HYNES & HOWES INSURANCE COUNSELORS, INC.
                          Notes to Financial Statements
                           September 30, 1997 and 1996



Note 3.  Other Current Assets: (continued)

              At September 30, 1998, there are eighteen (18) contracts receivable with a combined balance of $647,528. The monthly payment of principal and interest is $7,189. Interest rates on these contracts varies from 10% to 12% per annum.

              Management is of the opinion that an allowance for uncollectibility is not necessary due to the collateral value of the houses.